UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 26, 2011 (October 26, 2011)

LIN TV Corp.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31311	05-0501252

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

LIN Television Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-25206	13-3581627

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One West Exchange Street, Suite 5A, Providence, Rhode Island 02903

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:           (401) 454-2880

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 26, 2011, LIN Television Corporation (the “Company”) entered into a credit agreement (the “New Credit Agreement”) with JPMorgan Chase Bank, N.A. (“JPMorgan”), as Administrative Agent, and the banks and other financial institutions party thereto.  Concurrently with the effectiveness of the New Credit Agreement, the Company terminated its Amended and Restated Credit Agreement (the “Prior Credit Agreement”) dated July 31, 2009, with JPMorgan, as Administrative Agent, and the banks and other financial institutions party thereto.

The New Credit Agreement consists of a six-year, $125.0 million term loan facility and a five-year, $75.0 million revolving credit facility (and also allows for the establishment thereunder of certain incremental term loan and revolving credit facilities).  Borrowings under the New Credit Agreement will be used (i) to pay a portion of the call price for the Company’s partial redemption (the “Partial Redemption”) of its 6 1/2% Senior Subordinated Notes due 2013 and 6 1/2% Senior Subordinated Notes due 2013 - Class B (collectively, the “2013 Notes”), as described under Item 8.01 of this current report, (ii)  to pay accrued interest, fees and expenses associated with the Partial Redemption and the termination of the Prior Credit Agreement, and (iii) for general corporate purposes.

Borrowings under the New Credit Agreement bear interest at a rate based, at the Company’s option, on an adjusted LIBOR rate, plus an applicable margin range of 2.75% to 3.25%, or an adjusted Base Rate, plus an applicable margin range of 1.75% to 2.25%, depending, in each case, on the Company’s consolidated senior secured leverage ratio; provided, however, that until such time as the Company shall have refinanced, redeemed or discharged its remaining 2013 Notes, the applicable margins shall not be less than 3.00% (in the case of LIBOR loans) and 2.00% (in the case of Base Rate loans).

The terms of the New Credit Agreement provide for customary representations and warranties, affirmative and negative covenants (including financial covenants), and events of default.  The terms of the New Credit Agreement also provide for the payment of customary fees (including commitment fees with respect to the revolving loan facility) and expenses by the Company.  The New Credit Agreement can be accelerated upon events of default and requires the term loans to be prepaid under certain circumstances with amounts determined by reference to the proceeds from certain asset sales (subject to reinvestment exceptions), the incurrence of certain indebtedness and a percentage of annual excess cash flow.  The term loans may also be optionally prepaid, in whole or in part, at the Company’s option, without premium or penalty.  If the Company has not refinanced, redeemed or discharged its remaining 2013 Notes on or prior to November 13, 2012 (or entered into arrangements pursuant to which the Company will do so on or prior to December 31, 2012), then, in such event, the maturities of both the term loan and the revolving loan facilities shall be accelerated to November 13, 2012.

The new credit facilities set forth in the New Credit Agreement are senior secured obligations and rank senior in right of payment to our existing and future subordinated indebtedness.  LIN TV Corp. and certain of our existing, or hereafter created or acquired, domestic subsidiaries guarantee the credit facilities on a senior basis.  The Company and each subsidiary guarantor have also granted a security interest in all or substantially all of their assets to secure the obligations under the new credit facilities, and LIN TV Corp. has granted a security interest in its capital stock of the Company to secure such obligations.

Item 1.02 Termination of a Material Definitive Agreement.

As described under Item 1.01 of this current report, on October 26, 2011, the Prior Credit Agreement was terminated concurrently with the effectiveness of the New Credit Agreement.  The Company did not incur any early termination penalties in connection with its termination of the Prior Credit Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 of this current report is incorporated into this Item 2.03 by reference.

Item 8.01 Other Events.

On October 26, 2011, the Company issued notices to effect the Partial Redemption.  In the Partial Redemption, the Company will redeem, on November 25, 2011, (i) $109,110,000 in aggregate principal amount of its 6 1/2% Senior Subordinated Notes due 2013 and (ii) $55,890,000 in aggregate principal amount of its 6 1/2% Senior Subordinated Notes due 2013 - Class B, at a redemption price of 100% of the principal amount plus accrued and unpaid interest to the redemption date.  The Company will use a combination of borrowings under the New Credit Agreement and cash on hand to fund the aggregate redemption price.  After the redemption, there will remain outstanding $166,773,000 in aggregate principal amount of the 6 1/2% Senior Subordinated Notes due 2013 and $85,426,000 in aggregate principal amount of the 6 1/2% Senior Subordinated Notes due 2013 - Class B.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIN TV Corp.

Date: October 26, 2011	By: /s/ Nicholas N. Mohamed
Name:   Nicholas N. Mohamed
Title:     Vice President Controller

LIN Television Corporation

Date: October 26, 2011	By: /s/ Nicholas N. Mohamed
Name:   Nicholas N. Mohamed
Title:     Vice President Controller